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Exhibit 4.5

PLEDGE AGREEMENT FOR STOCK

        This PLEDGE AGREEMENT FOR STOCK ("the Pledge Agreement"), entered into as of the 20th day of January, 2004, by and between (i) EXCO RESOURCES, INC., a Texas corporation (the "Pledgor"), and (ii) WILMINGTON TRUST COMPANY (the "Trustee" or the "Secured Party"), as trustee for the Securityholders under the Indenture referred to below.

W I T N E S S E T H:

        WHEREAS, pursuant to the terms, conditions and provisions of (a) the Indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), among the Pledgor, certain subsidiaries of the Pledgor (the "Subsidiary Guarantors") and the Trustee and (b) the Purchase Agreement dated as of January 14, 2004 (the "Purchase Agreement") among the Pledgor, the Subsidiary Guarantors and the initial purchasers party thereto (collectively, the "Initial Purchasers"), the Issuer is issuing $350,000,000 aggregate principal amount of its 7 1/4% Senior Notes Due 2011 and may issue, from time to time, additional notes in accordance with the provisions of the Indenture (collectively, the "Notes"); and

        WHEREAS, pursuant to the Amended and Restated Pledge Agreement for Stock, dated as of October 17, 2003 (as heretofore and as it may hereafter from time to time be further restated, amended, modified or supplemented, the "Bank Pledge Agreement") by and between the Pledgor and Bank One, NA, as administrative agent (the "Agent") for the lenders referred to below, entered into in connection with the Second Amended and Restated Credit Agreement, dated as of July 29, 2003 (as heretofore and as it may hereafter from time to time be further restated, amended, modified or supplemented, the "Credit Agreement") by and among EXCO Holdings Inc., the Pledgor, EXCO Operating, L.P., the Agent and certain other lenders party thereto, the Pledgor has pledged certain of the issued and outstanding capital stock of Taurus Acquisition, Inc., a Texas corporation ("Taurus"), and Addison Energy Inc., an Alberta, Canada corporation ("Addison"), to the Agent; and

        WHEREAS, the Pledgor, the Subsidiary Guarantors, the Trustee and the Credit Agent have entered into an Intercreditor Agreement, dated as of January 20, 2004 (the "Intercreditor Agreement"), pursuant to which the pledges granted by this Pledge Agreement are and shall be subordinated in all respects to the pledges granted pursuant to, and subject to the terms and conditions of, the Senior Lender Documents (as defined in the Intercreditor Agreement); and

        WHEREAS, the Pledgor is executing and delivering this Agreement pursuant to the terms of the Indenture to induce the Trustee to enter into the Indenture and pursuant to the terms of the Purchase Agreement to induce the Initial Purchasers to purchase the Notes; and

        WHEREAS, the Pledgor has duly authorized the execution, delivery and performance of this Agreement;

        NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants set forth in this Pledge Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        Section 1.    Pledge.    As collateral security for the due and timely payment and performance and discharge in full of the obligations described in Section 2 hereof, the Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Secured Party and hereby creates and grants to the Secured Party a security interest in:

          (a)   5,940 shares, no par value per share, of Addison;

          (b)   1,000 shares, $.01 par value per share, of Taurus;

  (Addison and Taurus are hereinafter referred to collectively as an "Issuer" and each of the securities listed hereinabove in items (a) and (b) are hereinafter called the "Pledged Securities");

          (c)   any and all other securities hereafter deposited by Pledgor with the Secured Party pursuant to Section 11 of this Pledge Agreement;

          (d)   any and all cash, additional securities and other property that may at any time or from time to time hereafter be distributed or otherwise received in respect of, on account of, upon, in exchange for, in substitution for or upon conversion of any or all of the Pledged Securities or any or all of the securities referred to in clause (c) of this sentence, whether directly or indirectly as a result of one or more distributions, receipts, exchanges or substitutions; and

          (e)   any and all proceeds arising from the sale or other disposition of any or all of the Pledged Securities, the securities referred to in clause (c) of this sentence and the cash, additional securities and other property referred to in clause (d) of this sentence (the Pledged Securities, such other securities and such cash, additional securities and other property and the proceeds thereof being hereinafter called collectively the "Collateral").

Notwithstanding anything to the contrary in this Pledge Agreement, no more than 66% of the issued and outstanding voting shares or stock of Addison shall be Collateral and the term "Pledged Securities" shall be subject to and modified by this provision, and any voting shares or stock of Addison in excess of 66% held by the Secured Party shall be held for the benefit of the Pledgor. Furthermore, notwithstanding anything to the contrary in this Pledge Agreement, at no time will shares of the Issuers constitute Pledged Securities to the extent that at such time Rule 3-16 of Regulation S-X under the Securities Act of 1933 requires (or is replaced with another rule or regulation or any other law, rule or regulation is adopted which would require) the filing with the Securities and Exchange Commission (or any other governmental agency) of separate financial statements of any subsidiary of the Pledgor as a result of the fact that such shares of the Issuers secure the Notes, but only to the extent and for so long as necessary to not be subject to such requirement. At such times, this Pledge Agreement may be amended or modified, without the consent of any Securityholder (as defined in the Indenture), to the extent considered necessary to reflect the operation of the foregoing sentence.

        Section 2.    Obligations Secured.    The security interest created hereby secures the Security Obligations (as defined in the Indenture and used herein with the same meaning).

        Section 3.    Representations and Warranties.    The Pledgor hereby represents and warrants to the Secured Party that:

          (a)   The Pledgor is the legal and equitable owner of the Collateral, has the necessary corporate authority to pledge the Collateral being pledged by it and holds the same free and clear of all liens, charges, encumbrances and security interests of every kind and nature except for Specified Permitted Liens (as defined in the Indenture); the Pledgor has good right and legal authority to pledge the Collateral being pledged by it in the manner hereby done or contemplated and will defend its title thereto against the claims of all persons whomsoever except for Specified Permitted Liens.

          (b)   Except for (a) any required notifications to and actions required by the secretary of any Issuer, if any, required by applicable law, with respect to the pledge of the Pledged Securities provided for in this Pledge Agreement and (b) the consent of the Required Lenders (as defined in the Credit Agreement), no consent or approval of any person, governmental body or regulatory authority, or of any securities exchange, was or is necessary for the validity of such pledge.

        Section 4.    Events of Default.    The term "Default" as used herein, shall mean (i) the occurrence of any Event of Default, as that term is defined in the Indenture, or (ii) if any representation, warranty or other information provided or delivered by the Pledgor in connection with this Pledge Agreement is determined to be in any respect false or misleading.

        Section 5.    Remedies Upon Default.    Upon the occurrence and during the continuance of a Default:

          (a)   In accordance with, and to the extent consistent with the terms of, the Intercreditor Agreement, the Secured Party shall be entitled to exercise any and all rights granted to it by the Notes, the Indenture and this Pledge Agreement.

          (b)   In accordance with, and to the extent consistent with the terms of, the Intercreditor Agreement, the Secured Party shall be entitled to exercise any and all rights and remedies of a secured party under the Uniform Commercial Code of the State of New York (the "Code"), and any and all rights granted by any other applicable law or statute, including, without limitation, the right to take whatever steps it deems reasonably necessary to preserve the value of the Collateral pledged to it or in which it otherwise has a security interest and to enforce and realize upon such security interest in such Collateral.

          (c)   In accordance with, and to the extent consistent with the terms of, the Intercreditor Agreement, the Secured Party may (i) without giving notice to the Pledgor, apply, in the manner set forth in Section 6 below, any cash dividends or interest received by it and (ii) if following such application, there shall remain outstanding any Security Obligations, upon notice to the Pledgor, sell the remaining Collateral, or any part thereof, at public or private sale, for cash, upon credit or for future delivery as the Secured Party shall deem appropriate. In accordance with, and to the extent consistent with the terms of, the Intercreditor Agreement, the Secured Party shall be authorized at any such sale (if, on the advice of counsel, it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale, the Secured Party shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that the Pledgor now has or may at any time in the future have, under any rule of law or statute now existing or hereafter enacted.

          (d)   The Secured Party shall give the Pledgor ten (10) days' written notice of the Secured Party's intention to make any such public or private sale. Such notice, in case of public sale, shall state the time and place for such sale, and, in the case of private sale, the day on which the Collateral, or any portion thereof, will first be offered for sale. Any such public sale shall be held at such time or times within the ordinary business hours and at such place or places as the Secured Party may fix and shall state in the notice of such sale. At any sale, the Collateral, or any portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Secured Party may (in its sole and absolute discretion) determine (in accordance with, and to the extent consistent with the terms of, the Intercreditor Agreement). The Secured Party shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the event a sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Secured Party until the sale price is paid by the purchaser or purchasers thereof, but the Secured Party shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. As an alternative to exercising the power of sale herein conferred upon it, the Secured Party may, in accordance with, and to the extent consistent with the terms of, the Intercreditor Agreement, proceed by a suit or suits at law or in equity to foreclose under this Pledge Agreement and to sell the Collateral, or any portion thereof, pursuant to a judgment or decree of a court or courts of competent jurisdiction.

          (e)   In accordance with, and to the extent consistent with the terms of, the Intercreditor Agreement, the Secured Party may at its option retain the Collateral in satisfaction of the obligations whenever the circumstances are such that the Secured Party is entitled to do so under the Code.

          (f)    The Secured Party may at its option perform or attempt to perform (but the Secured Party shall not be obligated to do so) any of Pledgor's covenants, duties, liabilities, obligations or agreements hereunder or under the Notes, the Indenture and/or this Pledge Agreement, and any amount expended by the Secured Party in such performance or attempted performance shall become a part of the Security Obligations, and Pledgor agrees to promptly pay any such amount to the Secured Party.

          (g)   In accordance with, and to the extent consistent with the terms of, the Intercreditor Agreement, in order to facilitate the Secured Party's enforcing its rights and remedies with respect to the Collateral and in order to allow the Secured Party to preserve the property or interest in property evidenced by the certificate(s) representing the Collateral, the Secured Party may cause the Pledged Securities or any other Collateral to be transferred to its own name and it may take such actions as are deemed reasonably necessary by it, and Pledgor will take whatever actions and execute whatever documents are deemed reasonably necessary by the Secured Party, to register any such transfer and to cause any and all governmental agencies, if any, having jurisdiction to consent to and approve such transfer.

        Notwithstanding any other provision to the contrary herein contained, the Secured Party shall not be entitled to transfer (to its own name or otherwise) or assign, sell or realize for its benefit or any other way, more than 66% of the issued and outstanding common stock of Addison and all monies, distributions or other proceeds attributable to the common stock of Addison in excess of such percentage shall be held for the benefit of and paid by the Secured Party to the Pledgor.

        The Secured Party shall not be liable for any action taken in good faith or believed in good faith to be within the power, authority and discretion given to the Secured Party hereunder, in the Indenture or in the Notes, and the Pledgor does hereby agree that any action so taken by the Secured Party shall not be considered as an impairment of the Collateral.

        No waiver by the Secured Party of any Default shall operate as a waiver of any other Default or of the same Default on a future occasion, and no failure or delay by the Secured Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise or the exercise of any other right, power or privilege.

        Section 6.    Application of Proceeds of Sale and Cash.    In accordance with, and to the extent consistent with the terms of, the Intercreditor Agreement, the proceeds of any sale of Collateral sold pursuant to Section 5 hereof shall be applied by the Secured Party as follows:

        First: to the payment of all costs and expenses incurred by the Secured Party in connection with such sale, including, but not limited to, all court costs and the reasonable fees and expenses of counsel for the Secured Party in connection therewith, and to the repayment of all advances made by the Secured Party hereunder for the account of the Pledgor and the payment of all costs and expenses paid or incurred by the Secured Party upon the exercise of any right or remedy hereunder or thereunder, to the extent that such advances, costs and expenses shall not have been paid to the Secured Party upon its demand therefor;

        Second: to the payment in full of the Security Obligations, to the extent not previously paid by the Pledgor with any amounts in payment applied first to interest, then to principal; and

        Third: to the payment to the Pledgor of any remainder of such proceeds.

        Section 7.    Reimbursement of the Secured Party.    The Pledgor hereby agrees to reimburse the Secured Party on demand for all expenses incurred by it in connection with the administration and enforcement of this Pledge Agreement, and agrees to indemnify the Secured Party and hold it harmless from and against any and all liability incurred by it hereunder or in connection herewith unless caused by the gross negligence or willful misconduct of the Secured Party or of its employees, agents or representatives.

        Section 8.    Authority of the Secured Party.    The Secured Party shall have and be entitled to exercise all such powers hereunder as are specifically delegated to the Secured Party by the terms hereof, together with such powers as are reasonably incidental thereto. The Secured Party may execute any of its duties hereunder by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder.

        Section 9.    Secured Party Appointed Attorney-in-Fact.    The Pledgor hereby appoints the Secured Party as the Pledgor's attorney-in-fact for the purpose of carrying out the provisions of this Pledge Agreement and taking any action and executing any instrument which it may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. In accordance with, and to the extent consistent with the terms of, the Intercreditor Agreement, without limiting the generality of the foregoing, the Secured Party shall have the right and power at any time while a Default exists to receive, endorse and collect all checks and other orders for the payment of money made payable to the Pledgor representing any interest or dividend or other distribution or amount payable in respect of the Pledged Securities or any part thereof and to give full discharge for the same.

        Section 10.    Voting Rights, Dividends, Etc.

          (a)   Subject to the Bank Pledge Agreement, except upon occurrence and during the continuance of any Default hereunder, the Pledgor shall have the right to vote any of the Collateral on any matter presented for approval to the security holders of the issuer(s) of the Pledged Securities or other Collateral.

          (b)   Any and all stock or liquidating dividends, other distributions in property, return of capital or other distributions made on or in respect of any of the Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of the issuer(s) thereof or received in exchange for or upon conversion of the Collateral, or any part thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which the issuer(s) thereof may be a party or otherwise, shall be and become part of the Collateral pledged hereunder and, if received by the Pledgor, shall forthwith be delivered to the Agent (or, if the Senior Lender Claims (as defined in the Intercreditor Agreement and used herein with the same meaning) have been discharged, the Secured Party) to be held by it as Collateral hereunder and shall be applied in accordance with the provisions hereof.

          (c)   Subject to the Bank Pledge Agreement, except upon the occurrence and during the continuance of any Default hereunder, the Pledgor shall have the sole and exclusive right to receive and retain the dividends and interest payable or accruing from any of the Collateral, and to retain all other rights and benefits from the Collateral.

        Section 11.    Covenants With Respect to Collateral.    The Pledgor agrees with the Secured Party with respect to the Collateral as follows:

          (a)   The Pledgor has previously delivered the certificates evidencing the Pledged Securities to the Agent, for the benefit of the lenders under the Credit Agreement, with proper instruments of assignment duly executed. The Pledgor covenants that it will deliver such Pledged Securities, with proper instruments of assignment duly executed, to the Secured Party, for the benefit of the Noteholders, on the date, if any, that the Senior Lender Claims have been discharged. The Pledgor covenants that it will cause any additional securities issued to or received by the Pledgor with respect to any of the Collateral, whether for value paid by the Pledgor or otherwise, to be forthwith delivered to the Agent (or, if the Senior Lender Claims have been discharged, the Secured Party) to be held by it as Collateral hereunder, in each case accompanied by proper instruments of assignment duly executed in blank by the Pledgor.

          (b)   From and after the date hereof, except as permitted under the Indenture, the Pledgor (i) shall not and shall not attempt to encumber, to subject to any further pledge or security interest or to sell, transfer or otherwise dispose of any of the Collateral or any interest therein; (ii) shall not permit or suffer any of the Collateral to be attached or levied upon or seized in any legal proceedings or held by virtue of any lien or distress; and (iii) shall pay promptly all taxes and assessments upon any of the Collateral.

          (c)   Subject to the last two sentences of Section 1 hereof and except as otherwise permitted under the Indenture, the Pledgor hereby covenants that it will at all times from and after the date hereof, maintain at least 66% of the issued and outstanding voting shares and stock of Addison as Collateral for the Secured Party under this Pledge Agreement.

          (d)   Subject to the last two sentences of Section 1 hereof and except as otherwise permitted under the Indenture, the Pledgor hereby covenants that it will at all times from and after the date hereof, maintain 100% of the issued and outstanding voting shares and stock of Taurus as Collateral for the Secured Party under this Pledge Agreement.

        Section 12.    Termination.    This Pledge Agreement will terminate when the Indenture and all Security Obligations have been fully paid and performed, at which time the Secured Party shall reassign and deliver to the Pledgor, or to such person or persons as the Pledgor shall designate, against receipt, such of the Collateral (if any) pledged by the Pledgor as shall not have been sold or otherwise applied by the Secured Party pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be without recourse upon or warranty by the Secured Party and at the expense of the Pledgor.

        Additionally, the security interests and liens granted to the Secured Party pursuant to this Pledge Agreement will be released as provided in Section 12.03 of the Indenture.

        Section 13.    Binding Agreement, Assignment.    This Pledge Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and to all holders of indebtedness secured hereby and their respective successors and assigns, except that the Pledgor shall not be permitted to assign this Pledge Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any cash or property held by the Secured Party as Collateral under this Pledge Agreement (other than, in each case, as permitted under the Indenture).

        Section 14.    Interest Charges Not Permitted by Law.    No provision of this Pledge Agreement, the Notes or the Indenture shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any interest in excess of the maximum permitted by law is provided for in this Pledge Agreement, the Notes or the Indenture or shall be adjudicated to be so provided, then neither the Pledgor nor its successors or assigns shall be obligated to pay such interest in excess of the amount permitted by law, and the right to demand the payment of any such excess shall be and hereby is waived and this provision shall control any other provision of this Pledge Agreement, the Notes or the Indenture.

        Section 15.    Notices.    Any notices or other communications required or permitted to be given by this Pledge Agreement or any other documents and instruments referred to herein must be given in writing (which may be by facsimile transmission) and must be personally delivered or mailed by prepaid certified or registered mail to the party to whom such notice or communication is directed at the address of such party as follows: (a) PLEDGOR: EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, TX 75251, Attention: General Counsel; and (b) TRUSTEE: Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890, Attention: Corporate Trust Department. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered or delivered by facsimile as aforesaid or, if mailed, on the third day after it is mailed as aforesaid. Any party may change its address for purposes of this Pledge Agreement by giving notice of such change to the other party pursuant to this Section.

        Section 16.    Choice of Law.    It is the intention of the parties hereto that the laws of the State of New York should govern the validity of this Pledge Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto, and the Pledgor hereby agrees and consents that any action or proceeding against it to enforce the obligations of this Pledge Agreement may, at the option of the Secured Party, be commenced in any court of competent jurisdiction and proper venue within the State of New York, whether State or Federal, by service of process upon it by registered or certified mail, return receipt requested, addressed to Pledgor at its then current address for notices pursuant to Section 15.

        Section 17.    Further Assurances.    The Pledgor agrees to do such further acts and things and to execute and deliver such additional conveyances, assignments, agreements and instruments as the Secured Party may at any time reasonably request in connection with the administration and enforcement of this Pledge Agreement or relative to the Collateral or any part thereof or in order better to assure and confirm unto the Secured Party its rights and remedies hereunder.

        Section 18.    Execution in Counterparts.    This Pledge Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument, but only one of which need be produced.

        Section 19.    Headings.    Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Pledge Agreement.

        Section 20.    Severability.    Should any one or more of the provisions hereof be determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

        Section 21.    Amendment.    This Agreement may not be amended or modified except (a) by a writing signed by the Secured Party and the Pledgor or (b) as otherwise provided in the Intercreditor Agreement.

        Section 22.    Subject to Intercreditor Agreement and Indenture.    Notwithstanding anything herein to the contrary, the liens and security interests granted to the Secured Party pursuant to this Pledge Agreement are expressly subject and subordinate to the liens and security interests granted to the Agent for the benefit of the lenders under the Credit Agreement pursuant to the Bank Pledge Agreement in the manner set forth in, and the exercise of any right or remedy by the Secured Party hereunder is subject to the limitations and provisions of, the Intercreditor Agreement. Reference is made to the Intercreditor Agreement for a full statement of the terms and conditions of such subordination and such limitations, and, in the event of any conflicts between the terms of the

Intercreditor Agreement and the terms of this Pledge Agreement, the terms of the Intercreditor Agreement shall govern. In the event that there is any conflict between the terms of the Indenture and this Pledge Agreement which are not governed by the Intercreditor Agreement, the terms of the Indenture shall govern.

        IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed as of the day first above written.

SECURED PARTY:
WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ JAMES D. NESCI
Name:	James D. Nesci
Title:	Authorized Signer
PLEDGOR:
EXCO RESOURCES, INC., a Texas corporation
By:	/s/ T. W. EUBANK
Name:	T. W. Eubank
Title:	President

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  Exhibit 4.5
PLEDGE AGREEMENT FOR STOCK